March 20, 1995


Mega Metals, Inc.
Mega Minerals S.A.
Mr. Gregory Pusey
Mr. John Drejer
Mr. Gary McAdam
1111 Washington Street
Golden, CO 80401

Gentlemen:

    This letter is to set forth the terms of our binding agreement ("Letter Agreement") concerning certain mining concessions in Ecuador.

    1.  Representations and warranties.   You jointly and
severally (collectively, as "Sellers") represent and warrant to USMX, Inc. ("USMX") as follows:

         A.  Gregory Pusey, John Dreier and Gary McAdam
("Individuals") collectively own the majority of all of the issued and outstanding shares of stock of Mega Metals, Inc., a Colorado corporation ("Mega Metals (U.S.)")

         B. To the best of their knowledge, the Individuals own, for the benefit of Mega Metals (U.S.), all of the issued and outstanding shares of stock of Mega Minerals S.A., an Ecuadorian company ("Mega Minerals (Ecuador)")

         C. To the best of Sellers' knowledge, Mega Minerals (Ecuador) has been validly formed and organized and is in good standing, and none of its shares of stock are subject to any liens or encumbrances or restrictions on transfer. Mega Minerals (Ecuador) has no current or contingent liabilities, and its only assets are a bank account, the balance of which is less than $5,000, and the right to acquire certain mineral concessions pursuant to the Jeffcock Agreement described in paragraph l.D below.

         D. Mega Metals (U.S.) is a party to a certain letter agreement dated october 3, 1994 and subsequently amended (collectively, the "Jeffcock Agreement"), copies of which letter agreement and amendments are attached hereto as Exhibit A, with an individual named Pippa Jeffcock, plus additional parties, and Minera Revenge S.A., an Ecuadorian company partially owned by Ms. Jeffoock. Ms. Jeffcock, Minera Revenge S.A. and associates shall be described collectively herein as "Jeffcock". To the best of

Sellers' knowledge, Jeffcock owns three concessions and may be able to acquire up to an additional nine concessions from the Government of Ecuador if those concessions are made available by the Government. The twelve concessions described in this paragraph l.D are described more specifically on Exhibit a hereto.

         E. To the best of Sellers' knowledge, other than as described in paragraph 1.11 below, each of the three concessions now owned by Jeffcock is valid, in good standing, current in payments, and free of all liens, encumbrances or claims thereto by third parties, other than a possible claim by Black Swan Gold Mines Ltd. Each of these concessions and the Jeffcock Agreement are fully assignable to Mega Minerals (Ecuador) or to an Ecuadorian subsidiary of USMX. The Jeffcock Agreement is in full force and effect, and none of Sellers are subject to a declaration of default thereunder.

         F. To the best of Sellers' knowledge, none of the properties or lands within the boundaries of the concessions described in Exhibit B are subject to any environmental liabilities or obligations. To the best of Sellers' knowledge, none of those properties or lands are subject to any restrictions or impediments to the exploration, development and mining thereof, other than as specified in the documents granting the concessions.

         G. To the best of Sellers' knowledge, Mega Minerals (Ecuador) is at present not subject to Ecuadorian or United States tax liabilities, contingent or otherwise, and to the best of Sellers' knowledge, consummation of the terms contained by this Letter Agreement will not give rise to any present tax liabilities on the part of Mega Minerals (Ecuador) or USMX.

         H. To the best of Sellers' knowledge, costs that are currently pending and that are related to the concessions now owned by Jeffcock or that have been made available to Jeffcock for acquisition are as follows and collectively do not exceed $120,000:

              (I) Approximately $45,000 for governmental fees
                  and taxes on the concessions;

            (ii) approximately $30,000 to be paid to Jeffcook
                 to effectuate the transfer of the Jeffcock concessions described in this paragraph 1.1+ to Mega Minerals (Ecuador); and

            (iii) approximately $20,000 owing to Sellers'
                  Ecuadorian counsel.

    2. USMX Right to Assignment of Stock or Assets. Sellers hereby agree to assign to USMX or to its designee either:

         A.  All of the shares of stock of Mega Minerals
(Ecuador) (the "Stock"); or

         B. all of Mega Minerals (Ecuador)`s right, title and interest in and to the concessions owned by it and in and to the Jeffoock Agreement (collectively, the "Assets")

         At any time within 30 days after the date of this better Agreement, USMX shall instruct Sellers in writing of whether it elects to have the Stock or the Assets assigned. That notice also shall specify whether the assignment, if of the Stock, is to be made to USMX or to a separate United States USMY subsidiary, or, if of the Assets, an Ecuadorian subsidiary of USMX. Sellers promptly shall execute whatever instruments of transfer are reasonably requested by USMX and its counsel in order to effectuate and document the transfer of the Stock or the Assets, as the case may be. Sellers also shall be solely responsible for satisfying all requirements under the Jeffcock Agreement for delivery of shares of stock of Mega Metals (U.S.) to Jeffoock. Sellers also shall be solely responsible for satisfaction of the existing Suber bill for consulting services.

    3. Payments and Work Commitments by USMX. In consideration of the assignment described in paragraph 2 above, and in reliance upon Sellers' representations and warranties in paragraph 1 above, usxx or its assigns agree to do the following:

         A. On or before April 5, 1995, USMX will use its reasonable best efforts to pay the costs described in paragraph l.H above, subject to the following conditions:

              (i) USMX reasonably satisfying itself that the
                  representations and warranties in paragraph I above are true, complete and accurate;

             (ii) The total of those costs shall not exceed
                   $120,000; and

            (iii) the payment or partial payment to Jeffcock
                  described in paragraph l.H(ii) shall not be made unless and until all rights, titles and interests in and to the concessions currently owned by Jeffcock or currently available for acquisition by Jeffcock have been transferred to Mega Minerals (Ecuador) and Sellers' Ecuadorian counsel has confirmed and represented to USMX that such transfer has been completed.

         B. If USMX has not terminated this better Agreement pursuant to paragraph 5 below before October 1, 1995, it shall be obligated to expend before September 30, 1996 at least $100,000 in exploring, prospecting and evaluating some or all of the lands subject to the concessions. USMX shall be entitled to include in such expenditures all out-of-pocket costs paid to third parties as well as expenses and reasonable allocations of salaries and benefits of USMX employees who devote time directly to those concessions. USMX also shall be entitled to include in such expenditures its costs of legal and environmental services related directly to those concessions.

         c. If USMX has not terminated this Letter Agreement pursuant to paragraph 5 below before October 1, 1996, it shall be obligated to expend by September 30, 1997 at least an additional $100,000 in the manner described in paragraph 3.8 above. Any amounts in excess of $100,000 expended by USMX during the period described in paragraph 3.5 above shall be credited against the $100,000 requirement under this paragraph 3.C.

         D. on a calendar quarter basis, USMX shall provide Mega Metals (U.S.) with copies of all data produced by its operations on the concessions during the previous quarter. Such data shall be provided subject to the conditions and limitations set forth below in paragraph 4.

         E. If USMX has not terminated this better Agreement by more than 30 days prior to the respective due dates of the $50,000 payments (or as such payments may be renegotiated) to be made as provided in the Jeffcock Agreement, USMX shall pay same when due. While this better Agreement is in effect, if other concessions are made available to Jeffoock by the Government of Ecuador, USMX shall pay for and acquire those concessions (but not including the Raloga concession, unless USMX elects in writing to receive that concession) at the price and on the terms provided for in the Jeffoock Agreement.

         F. If USMX places any of the properties subject to the concessions into production, it shall pay Mega Metals (U.S.) ten percent (10%) of Net Proceeds, as calculated in zxhibit C hereto ("NPI Royalty"), after USMX has recouped all monies it has expended in performing this better Agreement, as well as all other monies it has expended in exploring, developing those properties and in conducting activities reasonably related to exploring, developing and mining those properties. It is understood and agreed by Sellers that at any time within three years after the date of this Letter Agreement, USMX shall have the right to purchase the Ilpi Royalty for $2,000,000. That purchase may be made in the form of cash or in stock of USMX and/or its assigns, or a combination thereof, with a total fair market value of $2,000,000 at the time of USMX's notice of election to the owner of the NPI Royalty. If USMX so elects and pays the purchase price, the NPI Royalty shall be conveyed to USMYC free and clear of all liens and encumbrances. USMX shall be entitled to release any of the concessions at any time it so elects, subject to the reconveyance rights of Mega Metals (U.S.), as provided in paragraph 4 below.

         0.  USMX may utilize the bank accounts of Mega Minerals
(Ecuador) for the transfer of funds required under paragraphs 3.A and 3.E above, provided that Sellers guarantee to USMX's satisfaction that funds so provided by USMX shall remain secure and shall be used solely for USMX's purposes under this Letter
Agreement.

    4. USMX's Right of Termination. USMX shall have the right at any time to terminate this Letter Agreement by delivering written notice of same to Mega Metals (U.S.), in the manner provided in paragraph 6.B below. Upon such notice being effective, USMX shall have no further obligations or liabilities under this Letter Agreement, other than those accrued as of the effective date of that notice. Mega Metals (U.S.) shall have 20 business days after USMX's notice in which to notify USMX in writing of whether Mega Metals (U.S.) wishes to receive from USMX a reconveyance of the Stock or the Assets, as the case may be. Within 10 business days after receipt of notice of such election, USMX shall reconvey to Mega Metals (U.S.) or its designee all of USMX's right, title and interest in and to either the Stock or the Assets, as appropriate, received by USMX pursuant to paragraph 2 above. USMX shall warrant title to the same against all parties claiming by, through or under USMX but not otherwise. Within 30 days after termination, USMX also shall provide Mega Metals (U.S.) with copies of all information regarding the concessions obtained by USMX during the term of this better Agreement to the extent, if any, that such information had not previously been provided pursuant to paragraph 3.D above; provided, however, that USMX shall make no express or implied representations or warranties of any nature regarding that information, and any use of or reliance upon that information by Mega Metals (U.S.), its successors or assigns, shall be at their sole risk and expense.

    5. Assignment. The parties shall have the right to assign their respective interests in and under this better Agreement without the approval or consent of the other parties. The assigning party shall provide the other parties with a written notice of the assignment and the name and address of the assignee within five days after the assignment. If any of Sellers assign their individual interests under this Letter Agreement, USMX shall only be required to send notices and payments to one address, as provided in paragraph 6.B below.

    6.  Miscellaneous Provisions.

         A. Dollars: All references in this better Agreement to "dollars" or "$" shall refer to United States dollars.

         B. Notices: All notices, payments and other required communications ("Notices") to the parties shall be in writing, and shall be addressed respectively as follows:

              Sellers:      Mega Metals, Inc.
                            Mega Minerals S.A.
                            Gregory Pusey
                            John Dreier
                            Gary McAdam
                            1111 washing on Street
                            Golden, CO 80401


              USMX, Inc.:   USMX, Inc.
                            141 Union Blvd., Suite 100
                            Lakewood, CO 80228

All Notices shall be given (i) by personal delivery to the party, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication on the next business day following receipt of the electronic communication, and (iii) if solely by mail on the next business day after actual receipt. A party may change its address by Notice to the other party.

         c. Waiver: The failure of a party to insist on the strict performance of any provision of this better Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this better Agreement or limit the party's right thereafter to enforce any provision or exercise any right.

         D.  Modification:   No modification of this Letter
Agreement shall be valid unless made in writing and duly executed by all of the parties hereto.

         E. Force Majeure: Except tor tne onligatlon to make payments when due hereunder and work required by Ecuadorian law or terms of the concessions to maintain the concessions in good standing, the obligations of USMX under this Letter Agreement, including but not limited to its work commitment obligations under paragraphs 3.B and 3.C above, shall be suspended and extended for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. USMX shall promptly give notice to Mega Metals

(U.S.) of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. USMX shall resume performance as soon as reasonably possible.

         F. Governing Law: This Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of colorado, except for its rules pertaining to conflicts of laws.

         G. Further Assurances: Each of the parties shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Letter Agreement.

         H.  Entire Agreement; Successors and Assigns: This
Letter Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

         I. Memorandum: At the request of either party, a Memorandum or short form of this better Agreement, as appropriate, which shall not disclose financial information contained herein, shall be prepared and recorded by USMX. This Letter Agreement shall not be recorded.

    If the above correctly represents your understanding of our agreement, please so indicate by signing in the appropriate space below.

                                  Very truly yours,

                                  USMX, INC.


                                  By:
                                     James A. Knox,President

                          EXHIBIT A


                       MEGA METALS, INC.
               1111 WASNINGTON STREET, SUITE 117
                     GOLDEN, COLORAQO 80401
                        (303) 278-0828


                        October 3, 1994


Pippa Jeffcock
CIA. MINERA REVENGE S.A.
Reina Victoria 1539 y Colon
Edificto Banco do Guayaquil
P.O. Box 17 - 07 - 9354
Quito, Ecuador

Dear Pippa:

    This letter sets forth the terms and conditions pursuant to which Mega Metals, Inc., a corporation organized under the laws of the State of Colorado, U.S.A. ("Mega") shall purchase the properties of CIA. MINERA REVENGE S.A., a corporation organized under the laws of Ecuador ("Revenge"). The properties are Listed on the attached Exhibit "A". It is intended that the terms included herein will be included in a fornal agreement between the two corporate entities. It is our mutual desire and objective that the format agreement be executed and consummated as promptly as feasible to permit a closing cf the purchase on or about December 31, 1994 (the -Closing"). Both Mega and Revenge will use their best efforts to finalize the formal agreement and effect the closing on or before December 31, 1394. Our understandings are as follows:

    1. Upon your execution cf this letter, Mega will pay to Revenge U.S. $15,000, to be utilized by Revenge for its corporate operations prior to Closing. This sum will be nonrefundable to Mega in the event Mega determines not to proceed with the property purchase at Closing due solely to Mega's inability or unwillingness (based on reasons unrelated to Revenge's performance) to effect the Closing.

    2. At Closing, Mega will pay to Revenge (or to the persons designated by Revenge listed in Exhibit "8", as directed by Revenqe), U.S. $60,000. Additional installment payments of U.S. $50,000 each shall be :Iad? six months from the date of closing and twelve nonthe from the date of closing.

    3. At Closing, Mega shall issue to Revenge shares of a new series of Mega Pref erred Stock to be created specifically for this transaction, which shares of Preferred Stock shall rovide for a reference to common shareholders upon liquidation of $400,000. The Preferred Stock will also provide for a mandatory conversion into Mega's common stock if and when Mega conducts an initial public offerizig or other public financing of its common stock. The conversion rate shall be calculated utilizing the saute price per share paid by the public for the Mega common stock.

    4. Mega shall also have the option to purchase the stock of Revenge and/or the use ot Revenge's name by paying to Rovenge (or to the persons designated by Revenge listed on Exhibit "C, as directed by Revenge), U.S. $5,625 at Closing, U.S. $4,667.50 six months from the date of Closing and U.S. $4,687.50 twelve months from the date of Closing. Mega shall also issue shares of Mega Preferred Stock with a liquidation preference of $35,000.

    5   For each of the three months prior to Closing, commencing
         October 3, 1994, Mega shall pay to Revenge the amount of U.S. $2,000 for geological consulting work concerning
         Rcvenge `s properties.

    6. At the Closing, Mega and Revenge will cooperate in making the necessary arrangements in order to enable Mega to utilize the office space in Quito presently used by Revenge, and to enter into arrangements to use the services of the current secretary, administrative assistant and Revenge's consultant, Wilson Larrea.

    7. It is understood that Mega's desire to consummate the purchase of the properties at Closing is, based upon your representation (which will be confirmed in the final agreement) that Revenge has clear title to the properties to be conveyed to Mega (or that Mega is satisfied that title can be issued to it), that the properties are in good standing and that Revenge is in material compliance with all applicable laws, rules and regulations including, but not limited to, the Mining Law of Ecuador. None of the properties to be conveyed by Revenge to Mega shall be subject to any lien, claim or encumbrance. Revenge shall provide such assurances and indemnification regarding these properties as may be requested by Mega.

   8. Pending the Closing, Mega and its representatives shall have, at all reasonable times, access to the premises and to the books, records and properties of Revenge, and Revenge shall furnish to Mega and its representatives such information with respect to the properties and business of Revenge, as Mega shall, from time to time, reasonably request. In connection therewith, Mega and its representatives shall be privileged to contact and communicate with persons having business dealings with Revenge or involvement with its properties. In addition, Meqa may (but is under no obligation) conduct work on Revenge 5 properties to assist in maintaining such properties in good standing, and may assist Revenge in filing reports required under applicabie laws. Revenge shall cooperate with Mega in filing any reports which may be due in order to preserve the title to, and good standing of, the properties.

   9. In the event Mega determines not to proceed with the purchase of all of the properties listed on Exhibit "A", any funds spent to maintain the properties (as set forth in the preceding paragraph) or for consulting fees to Revenge (as set forth in paraguaph 5), :nay be repaid to Mega, at Revenge's option, during the 30 day period after Mega notifies Revenge of its; decision. If Revenge does not choose to repay Mega, then the funds shall be applied to the purchase of one or more of the properties listed on Exhibit "A", the purchase price to be apportioned equally among such properties. The properties will be selected at random.

   10. Upon execution of this letter by Revenge, Mega will commence its due diligence investigation and retain counsel to prepare a formal agreement. In consideration for the substantial expenditures of time, effort and expense to be undertaken by Mega in connection with the preparation and execution 0 the agreement, and the various investigations and reviews referred to above, you and Revenge will undertake and agree that

         (a) Neither Revenge or you shall, between the date of execution by you of this letter of intent and the Closing, enter into or conduct any discussions with any prospective purchaser of the stock, properties or other assets of other assets of Revenge; and

         (b) You and Revenge shall use your best efforts to preserve intact the properties, including title and good standing thereof, as well as the good will of persons having business relations with Revenge.

    In the event the formal agreement is not executed by December
31, 1994 due to no fault of Revenge, then these obligations will terminate.

   If this letter meets with your approval, kindly so signify by signing the enclosed duplicate copy of this letter, whereupon this letter shall constitute an agreement between us.

                                 Very truly yours,


                               MEGA METALS, INC.


                               By:
                                  John Dreier, President

AGREEN AND CONFIRMED:


CIA. MINERA REVENGE S.A.

                                                         3/20/95

                           EXHIBIT C


                   NET PROCEEDS CALCULATION


    1.  Income and Expenses. Net proceeds shall be calculated by deducting from the gross revenues realized (or deemed to be

realized) from the sale (or deemed sale) of products, such costs and expenses attributable to exploration, development, mining,

processing and the marketing of products as would be deductible under generally accepted accounting principles and practices consistently applied as employed by the manager of the properties,

including without limitation:

         (a) All costs and expenses of replacing, expanding,

modifyinq, altering or changing from time to time the mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the properties shall be charged to the

properties only in the proportion that their use in connection with the properties bears to their total use.

         (b) Ad valorem real property and unsecured personal

property taxes, and all taxes other than income taxes, applicable to mining of the properties, including without limitation all state mining taxes, sales taxes, severance taxes, royalties, license fees and governmental levies of a similar nature.

         (c) A reasonable allowance for overhead.


                              C-l



         (d) All expenses incurred relative to the sale of

products, including an allowance for commissions at rates which are normal and customary in the industry.

         (e) Interest on monies borrowed or advanced for costs

and expenses, at an annual rate equal to two percentage points above the Prime Rate, as published in the Money Rates column of The

Wall Street Journal from time to time, but in no event in excess of the maximum permitted by law.

         (f) An allowance for reasonable working capital and

inventory.

         (g) Reasonably anticipated reclamation costs.

         No deduction shall be made for income taxes depreciation,

amortization or depletion. If in any year after the beginning of mining of the properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward

determining Net Proceeds for subseguent periods. If products are processed by USMX, or are sold to an affiliate of USMX, then, for purposes of calculating Net Proceeds, such products shall be deemed conclusively to have been sold at a price equal to fair market value to arm's length purchaser FOB the concentrator for the properties, and Net Proceeds relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

    2.  Payment of Net Proceeds. Payments of Net Proceeds shall commence in the calendar quarter next following the calendar quarter in which Net Proceeds are first realized, and shall be made

45 days following the end of each calendar quarter during which Net

Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year.